UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2025

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On November 19, 2025, HCW Biologics Inc. (the “Company”) entered into an inducement offer agreement (“Inducement Agreement”) with a single institutional investor (the “Investor”), pursuant to which the Company agreed to reduce the exercise price of the outstanding warrants held by the Investor, issued in November 2024 (the “November 2024 Warrants”) and May 2025 (the “May 2025 Warrants” together with the November 2024 Warrants the “Existing Warrants”) from $7.45 per share to $2.66 per share (which includes the payment of $0.125 per New Warrant (as defined below)), and the Investor agreed to immediately exercise the Existing Warrants to purchase an aggregate of 1,510,205 shares of the Company’s common stock (the “Inducement”).

In connection with the Inducement Agreement, in exchange for the Investor’s exercise of the Existing Warrants, the Company issued to the Investor common stock purchase warrants to purchase up to 3,020,410 shares of the Company’s common stock with an exercise price of $2.41 per share (the “New Warrants”). The New Warrants are immediately exercisable and will expire on the five and one-half year anniversary of the issuance date of November 20, 2025. The Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) within 30 days of the closing date, covering the resale of the shares of common stock issuable upon exercise of the New Warrants.

The gross proceeds from Inducement were approximately $4.0 million, prior to deducting financial advisory fees and estimated offering expenses payable by the Company. The Inducement closed on November 20, 2025.

Maxim Group LLC acted as financial advisor (“Financial Advisor” or “Maxim”) in connection with the Inducement Agreement. The Company agreed to pay the Financial Advisor a cash fee equal to 6.0% of the gross proceeds from the exercise of the Existing Warrants by the Investor. The Company also agreed to reimburse the Financial Advisor for out-of-pocket expenses, including reasonable legal fees of its counsel, not to exceed $15,000. The Financial Advisor Agreement contains representations, warranties, indemnification and other provisions customary for transaction of this nature.

The foregoing descriptions of the Inducement Agreement and the New Warrant are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K, and do not purport to be complete and are qualified in their entirety by the full text of each respective document.

Item 3.02 Unregistered Sales of Equity Securities.

The Company issued the New Warrant pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2) of the Series Act and intends to issue the New Warrant Shares pursuant to the same exemption or pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The description of the New Warrants under Item 1.01 above is incorporated by reference herein. The form of the New Warrants has been filed as Exhibit 4.1 to this Form 8-K and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On November 19, 2025, the Company issued a press release announcing the Inducement and Investor Warrant Agreement described above. A copy of that press release is furnished as Exhibit 99.1 hereto.

Item 8.01 Other Events.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of New Warrant.
10.1	Form of Inducement Agreement between the Company and Investor.
99.1	Press release dated November 19, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW Biologics Inc.

Date:	November 20, 2025	By:	/s/ Hing C. Wong
Hing C. Wong, Founder and Chief Executive Officer